Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Carl Annessa, COO
06-001		Hornbeck Offshore Services
985-727-6801

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 832-594-4004

Hornbeck Offshore Reports Tank Barge Discharge

COVINGTON, LA - January 21, 2006 - Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that at approximately 0500 AM EST, the Energy 5501, a tank barge owned by its subsidiary, Hornbeck Offshore Transportation, reported that an as yet undetermined amount of gasoline has escaped from the barge during the discharge of the product at a New Haven, CT terminal location. The source of the leak is still being investigated. The initial leak was contained within the containment boom that is typically deployed at the discharge location.

Hornbeck Offshore activated its vessel response plan and the appropriate authorities representing the United States Coast Guard, the Connecticut DEQ, and the local police and fire departments are on the scene. Additionally, the Company’s spill response contractor has been activated and is on site.

At this time the spill has ceased and the on-scene representatives of the Company and the agencies involved are coordinating the discharge of the remainder of the gasoline from the barge and the mitigation of the spilled gasoline.

Additional information shall be made available as it is known.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels service primarily the energy industry.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006